Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

February 10, 2006

Adolor Corporation

700 Pennsylvania Drive

Exton, PA 19341

Gentlemen and Ladies:

We have acted as counsel to Adolor Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 (the “Registration Statement”) filed on February 10, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuances from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of up to 6,000,000 shares (the “Shares”) of the common stock, par value $0.0001 per share, of the Company. This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the validity of the Shares.

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed necessary for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued, delivered and paid for in accordance with the terms of the prospectus, prospectus supplements and agreements governing the issuance of the Shares of the kind described in the prospectus and prospectus supplements (the “Agreements”), the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following assumptions:

(a) at least par value will be paid for the Shares;

(b) the execution and delivery of the Agreements and the issuance of the Shares governed thereby are duly authorized and approved by the Board of Directors of the Company;

(c) the Registration Statement and any required post-effective amendments thereto and the prospectus contained therein and any and all prospectus supplements required by applicable law have all become effective under the Securities Act; and

(d) the Shares have been issued and sold as contemplated by the Registration Statement.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement

The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion concerning the laws of any other jurisdiction. As used herein, the “Delaware General Corporation Law” includes the statutory provisions contained therein and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP